EXHIBIT 3(a)(1)

AMENDMENT NO. 2 AND NOVATION TO THE AMENDED AND RESTATED

PRINCIPAL UNDERWRITING AGREEMENT

AMENDMENT NO. 2 AND NOVATION TO THE

AMENDED AND RESTATED

PRINCIPAL UNDERWRITING AGREEMENT

Amendment to the Amended and Restated Principal Underwriting Agreement, dated as of January 25, 2005, by and between AFSG Securities Corporation (“AFSG”) and Transamerica Financial Life Insurance Company (“TFLIC”) (the “Agreement”).

WHEREAS, effective May 1, 2007, all underwriting and primary distribution activities for variable life insurance and annuity contracts (“Contracts”) and the separate investment accounts (“Account(s)”) issued by TFLIC have been assigned to Transamerica Capital, Inc. (“TCI”), located at 4333 Edgewood Road N.E. Cedar Rapids, IA 52499.

WHEREAS, effective May 1, 2007, there is a novation of parties to the Agreement, whereby AFSG is replaced by affiliate TCI.

WHEREAS, effective May 1, 2007, Exhibit A of the Agreement is hereby deleted in its entirety and replaced with the attached Exhibit A.

NOW, THEREFORE, in consideration of the above premises and of the mutual promises contained herein and the mutual benefits to be derived herefrom, AFSG, TCI and TFLIC (the “parties”), intending to be legally bound, hereby agree as follows:

1. Agreement Remains Effective. Unless expressly modified by this Amendment and Novation, all terms and conditions contained in the Agreement shall remain in effect accordance with the terms of the Agreement.

2. Amendment of Introductory Paragraph. The parties agree that the Introductory Paragraph of the Agreement shall be amended as follows:

THIS AMENDED AND RESTATED PRINCIPAL UNDERWRITING AGREEMENT made and effective as of the 25th day of January, 2005, by and between TRANSAMERICA CAPITAL, INC. (“TCI”), an Iowa corporation, and TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY (“TFLIC”), a New York Corporation, (TFLIC is the surviving company of the merger of Transamerica Life Insurance Company of New York into AUSA Life Insurance Company, Inc. effective April 1, 2003), on and on its own behalf and on behalf the separate investment accounts of TFLIC set forth in Exhibit A attached hereto and made a part hereof (collectively, the “Account(s)”).

All references to the parties throughout the Agreement shall be changed to reflect the new names of the parties to the Agreement.

3. Entire Agreement and Modification. This Amendment and Novation and the Agreement contain the entire understanding and agreement between the parties hereto and supersede all prior or contemporaneous agreements relative to the subject matter of the Agreement. This Amendment and the Agreement may not be amended, modified, supplemented or changed, in any respect whatsoever, except by a written agreement duly executed by the parties listed below.

IN WITNESS WHEREOF, the parties, by their duly authorized officers, have executed this Amendment and Novation on the dates indicated.

TRANSAMERICA CAPITAL, INC.		TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

By:	/s/ Rob Frederick	By:	/s/ Darin D. Smith
	Rob Frederick		Darin D. Smith
Title:	Executive Vice President and Chief Operating Officer	Title:	Assistant Vice President

AFSG SECURITIES CORPORATION

By:	/s/ Lisa A. Wachendorf
Lisa A. Wachendorf
Title:	Vice President and Chief Compliance Officer

EXHIBIT A

Separate Accounts

Separate Account VA BNY

Separate Account VA GNY

Separate Account VA HNY

Separate Account VA QNY

Separate Account VA WNY

Separate Account VA-5NLNY

Separate Account VA-6NY

Separate Account VA-2LNY

Separate Account VL BNY

TFLIC Separate Account C

TFLIC Separate Account VNY

TFLIC Series Annuity Account

AUSA Endeavor Target Account